Exhibit 99.2

Summary Historical Financial and Operating Data

The following summary historical financial and operating data set forth our historical financial and operating data for (i) the twelve months ended March 31, 2015, (ii) the three months ended March 31, 2015, (iii) the three months ended March 31, 2014, (iv) the twelve months ended December 31, 2014, (v) the twelve months ended December 31, 2013, (vi) the Successor period from inception August 31, 2012 through December 31, 2012 and (vii) the Predecessor period from March 30, 2012 through August 30, 2012 have been derived from our consolidated financial statements and related notes for such periods incorporated by reference into this offering memorandum or otherwise available as provided under “Where You Can Find More Information”. The historical financial data set forth below is qualified in its entirety by reference to our consolidated financial statements and the notes thereto incorporated by reference into this offering memorandum.

In connection with the change of control due to the Merger, our assets and liabilities were adjusted to fair value on the closing date of the Merger by application of “push down” accounting. As a result of the application of “push down” accounting in connection with the Merger, our financial statement presentation herein distinguishes between a predecessor period for periods prior to the Merger (“Predecessor”), and a successor period for periods subsequent to the Merger (“Successor”). The Successor applied “push down” accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date. The consolidated financial statements presented herein are those of the Successor from its inception on August 31, 2012 through March 31, 2015, and those of the Predecessor for all periods prior to the Merger date. As a result of the application of “push down” accounting at the time of the Merger, the financial statements for the Predecessor period and for the Successor period are presented on different bases and are, therefore, not comparable. For additional information about the Merger, see the notes to our audited consolidated financial statements for the period ended December 31, 2014 contained in the 2014 Form 10-K.

The summary historical financial and operating data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements including the notes thereto, contained in the 2014 Form 10-K and the March 31, 2015 Form 10-Q, which are incorporated herein by reference.

	Twelve Months Ended March 31, 2015(1)	Three Months Ended March 31, 2015(2)	Three Months Ended March 31, 2014(2)	Twelve Months Ended December 31, 2014(2)	Twelve Months Ended December 31, 2013(2)	From Inception August 31, 2012 through December 31, 2012(2)(3)	March 30, 2012 through August 30, 2012(2)(3)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except operating data)
Statement of Operations Data:
Total revenues	$2,725,756	$653,124	$622,758	$2,695,390	$2,749,428	$811,492	$1,206,072
Operating costs and expenses:
Film exhibition costs	945,234	223,088	212,100	934,246	976,912	291,561	436,539
Food and beverage costs	115,376	28,508	25,123	111,991	107,325	30,545	47,326
Operating expense(4)	740,903	187,258	179,693	733,338	726,641	230,434	297,328
Rent	458,216	117,921	114,944	455,239	451,828	143,374	189,086
General and administrative:
Merger, acquisition and transactions costs	2,377	1,578	362	1,161	2,883	3,366	172
Management fee	—	—	—	—	—	—	2,500
Other(5)	51,594	4,941	18,220	64,873	97,288	29,110	27,025
Depreciation and amortization	219,321	57,777	54,777	216,321	197,537	71,633	80,971
Impairment of long-lived assets	3,149	—	—	3,149	—	—	—
Operating costs and expenses	2,536,170	621,071	605,219	2,520,318	2,560,414	800,023	1,080,947
Operating income (loss)	$189,586	$32,053	$17,539	$175,072	$189,014	$11,469	$125,125
Other (income) expense	(4,115)	—	(4,229)	(8,344)	(1,415)	49	960
Interest expense	117,208	28,452	32,183	120,939	140,227	47,132	70,004
Equity in (earnings) losses of non-consolidated entities	(33,323)	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)
Investment (income) expense(6)	(5,431)	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)
Earnings (loss) from continuing operations before income taxes	115,247	10,068	(7,942)	97,237	99,721	(38,482)	61,747
Income tax provision (benefit)(7)	40,500	3,930	(3,100)	33,470	(263,383)	3,500	2,500
Earnings (loss) from continuing operations	74,747	6,138	(4,842)	63,767	363,104	(41,982)	59,247
Earnings (loss) from discontinued operations, net of income taxes(8)	(21)	—	334	313	1,296	(688)	35,153
Net earnings (loss)	$74,726	$6,138	$(4,508)	$64,080	$364,400	$(42,670)	$94,400
Balance Sheet Data (at period end):
Cash and equivalents	142,753	$142,753	$351,134	$216,155	$544,311	$130,928
Corporate borrowings, including current portion	1,787,501	1,787,501	1,949,195	1,791,005	2,078,811	2,078,675
Other long-term liabilities	419,610	419,610	378,837	419,717	370,946	433,151
Capital and financing lease obligations, including current portion	107,818	107,818	114,527	109,258	116,199	122,645
Stockholders’ equity	1,497,847	1,497,847	1,512,603	1,514,223	1,508,939	768,585
Total assets	4,662,794	4,662,794	$4,813,028	4,763,797	5,046,724	4,273,838
Other Data:
Net cash provided by (used in) operating activities	$320,440	$21,563	$(1,575)	$297,302	$357,342	$73,892	$79,497
Adjusted EBITDA(9)	477,606	115,697	102,016	463,925	448,136	104,369	222,844
Capital expenditures	(284,725)	(69,590)	(55,599)	(270,734)	(260,823)	(72,774)	(40,116)
Operating Data (at period end):
Screen additions	29	—	—	29	12	22	13
Screen acquisitions	43	8	1	36	37	166	—
Screen dispositions	20	—	13	33	29	15	31
Construction (closures) openings, net	(25)	4	(19)	(48)	(32)	18	(18)
Average screens—continuing operations(10)	4,879	4,884	4,852	4,871	4,859	4,732	4,742
Number of screens operated	4,972	4,972	4,945	4,960	4,976	4,988	4,819
Number of theatres operated	347	347	341	348	345	344	333
Screens per theatre	14.3	14.3	14.5	14.3	14.4	14.5	14.5
Attendance (in thousands)—continuing operations(10)	187,174	44,758	44,825	187,241	199,270	60,336	90,616

(1)       The statement of operations data for the twelve months ended March 31, 2015, which are unaudited, have been calculated by adding the three months ended March 31, 2015 to the year ended December 31, 2014 and subtracting the three months ended March 31, 2014 . This presentation is not in accordance with GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance and we view this presentation of the four most recently completed Successor quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use trailing four quarter financial data to test compliance with covenants under our debt agreements. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2)       Cash dividends declared on common stock for the three months ended March 31, 2015, the three months ended March 31, 2014, the twelve months ended March 31, 2015, the year ended December 31, 2014 and the year ended December 31, 2013 were $19,637,000, $0, $78,366,000, $58,729,000 and $588,000, respectively. No dividends were declared during the period March 30, 2012 through December 31, 2012 (the “Transition Period”).

(3)       On November 15, 2012, we announced that we had changed our fiscal year to a calendar year so that the fiscal year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty- three weeks, ending the Thursday closest to the last day of March.

(4)       Includes theatre and other closure expense for the three months ended March 31, 2015, the three months ended March 31, 2014, the twelve months ended March 31, 2015, the year ended December 31, 2014, the year ended December 31, 2013, the period August 31, 2012 through December 31, 2012 and the period March 30, 2012 through August 30, 2012 of $1,127,000, $1,365,000, $9,108,000, $9,346,000, $5,283,000, $2,381,000 and $4,191,000, respectively.

(5)       During the three months and twelve months ended March 31, 2015, we recorded a net periodic benefit of $18.1 million relating to the termination and settlement of the AMC Postretirement Medical Plan (the “Postretirement Medical Plan”). The three months ended March 31, 2014 included net period benefit credits related to the Postretirement Medical Plan, theatre support center rent, employee incentive plans and expenses related to abandoned projects of approximately $2.3 million During the year ended December 31, 2014, other general and administrative expense included the annual incentive compensation expense of $13,327,000 and stock-based compensation expense of $11,293,000. During the year ended December 31, 2013, other general administrative expense included both the annual incentive compensation expense of $19,563,000 and the management profit sharing plan expense of $11,300,000 related to improvements in net earnings, an IPO stock award of $12,000,000 to certain members of management and early retirement and severance expense of $3,279,000. During the period of August 31, 2012 through December 31, 2012, other general and administrative expense included both the annual incentive compensation expense of $11,733,000 and the management profit sharing plan expense of $2,554,000 related to improvements in net earnings.

(6)                    Investment expense (income) included an impairment loss of $1,370,000 during calendar 2013 related to our investment in a marketable equity security.

(7)                    During the year ended December 31, 2013, we reversed the recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where it had recorded valuation allowances to conclude that it did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013. See Note 11—Income Taxes to the Consolidated Financial Statements to the 2014 Form 10-K.

(8)                    All periods presented include earnings and losses from discontinued operations related to seven theatres in Canada and one theatre in the United Kingdom that were sold or closed in the Transition Period. During the period of March 30, 2012 through August 30, 2012, we recorded gains, net of lease termination expense, on the disposition of the seven Canada theatres and the one United Kingdom theatre of approximately $39,382,000, primarily due to the write-off of long-term lease liabilities extinguished in connection with the sales and closure. During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The earnings from discontinued operations during the twelve months ended December 31, 2013, were partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses.

(9)                    We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investments. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table sets forth our reconciliation of Adjusted EBITDA:

(In thousands)	Twelve Months Ended March 31, 2015(1)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012(2)(3)	March 30, 2012 through August 30, 2012(2)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands)
Earnings (loss) from continuing operations	$74,747	$6,138	$(4,842)	$63,767	$363,104	$(41,982)	$59,247
Plus:
Income tax provision (benefit)(a)	40,500	3,930	(3,100)	33,470	(263,383)	3,500	2,500
Interest expense	117,208	28,452	32,183	120,939	140,227	47,132	70,004
Depreciation and amortization	219,321	57,777	54,777	216,321	197,537	71,633	80,971
Impairment of long-lived assets	3,149	—	—	3,149	—	—	—
Certain operating expenses(b)	19,594	4,064	6,156	21,686	13,913	7,675	5,858
Equity in (earnings) loss of non-consolidated entities(c)	(33,323)	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)
Cash distributions from non-consolidated entities	32,904	14,486	16,825	35,243	31,501	10,226	7,051
Investment (income) expense loss	(5,431)	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)
Other (income) expense(d)	(4,115)	—	(4,229)	(8,344)	(127)	49	1,297
General and administrative expense:
Merger, acquisition and transactions costs	2,377	1,578	362	1,161	2,883	3,366	172
Management fee	—	—	—	—	—	—	2,500
Stock-based compensation expense(e)	10,675	5,739	6,357	11,293	12,000	—	830
Adjusted EBITDA	$477,606	$115,697	$102,016	$463,925	$448,136	$104,369	$222,844

(a)                     During the twelve months ended December 31, 2013, we reversed our recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to allow us to conclude that we did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013.

(b)                    Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses.

(c)                     During the twelve months ended December 31, 2014, equity in earnings of non-consolidated entities was primarily due to equity in earnings (loss) from NCM of $11,311,000, DCIP of $20,929,000 and Open Road Releasing of $(7,650,000). During the twelve months ended December 31, 2013, equity in earnings of non-consolidated entities was primarily due to equity in earnings from NCM of $23,196,000, DCIP of $18,660,000, and Open Road Releasing of $4,861,000.

(d)                    During the twelve months ended March 31, 2015 and December 31, 2014, we redeemed our 8.75% Senior Fixed Rate Notes due 2019 resulting in a net gain of $4,003,000 and $8,386,000, respectively.

(e)                     Non-cash expense included in general and administrative: other.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•                   does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                   does not reflect changes in, or cash requirements for, our working capital needs;

•                   does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                   excludes income tax payments that represent a reduction in cash available to us;

•                   does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•                   does not reflect management fees that were paid to our former sponsors.

(10)              Includes consolidated theatres only.

BUSINESS

We are one of the world’s largest theatrical exhibition companies and an industry leader in innovation and operational excellence. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Our field operations teams win recognition from national organizations like the Motion Picture Association of America and local groups in “Best of” competitions, while maintaining almost 60% top-box customer satisfaction and industry leading theatre productivity metrics.

As of March 31, 2015, we owned, operated or held interests in 347 theatres with a total of 4,972 screens primarily in North America. During the three months ended March 31, 2015, we acquired 8 screens in the United States, temporarily closed 119 screens and reopened 123 screens in the United States to implement our strategy and install consumer experience upgrades. Our theatres are predominantly located in major metropolitan markets, which we believe give our circuit a unique profile and offer strategic and operational advantages. Approximately 40% of the U.S. population lives within 10 miles of one of our theatres. Our top five markets, in each of which we hold the #1 or #2 share position, are New York (44% share), Los Angeles (27%), Chicago (42%), Philadelphia (29%) and Dallas (29%). For the twelve months ended March 31, 2015, these five metro markets comprised 40% of our revenues and 38% of our attendance. Additionally we hold the #1 or #2 position by market share in the next five largest markets (San Francisco, Boston, Washington D.C., Atlanta and Houston). Strategically, these markets and our theatres in them are diverse, operationally complex, and, in many cases, the scarcity of new theatre opportunities creates a significant competitive advantage for established locations against newcomers or alternative entertainment options.

Across our entire circuit, approximately 190 million and 200 million customers visited our theatres during calendar year 2014 and 2013, respectively. For the three months ended March 31, 2015, we had total revenues of $653.1 million, Adjusted EBITDA of $115.7 million and earnings from continuing operations of $6.1 million and for the twelve months ended March 31, 2015, we generated total revenues of $2.7 billion, Adjusted EBITDA of $477.6 million and earnings from continuing operations of $74.7 million. According to publicly available information for our peers, during the calendar year ended December 31, 2014, our circuit led in revenues per patron ($14.40), average ticket price ($9.43), food and beverage per patron ($4.26) and gross profit per patron ($8.81). For the same period, our admission revenues per screen ($362,400) and admissions gross profit per screen ($170,600) were among the highest of our peers. According to publicly available information for our peers, during the three months ended March 31, 2015, our circuit led in revenues per patron ($14.59), average ticket price ($9.35), food and beverage per patron ($4.48) and gross profit per patron ($8.97). For the same period, our annualized admission revenues per screen ($347,000) and annualized admissions gross profit per screen ($162,400) were among the highest of our peers. We believe that it is the quality of our theatre locations and our customer-focused innovation that continue to drive improved productivity per location (which we measure as increases in admissions revenues per screen relative to the industry and/or food and beverage revenues per patron).

We believe that our size, reputation, financial performance, history of innovation, strong major market presence and highly productive theatre circuit position us well for the future. A future where, after more than nine decades of business models driven by quantity of theatres, screens and seats, we believe the quality of the movie-going experience will determine long term, sustainable success. We are improving the quality of the movie-going experience in ways that extend stay and capture a greater proportion of total movie-going spending in order to maximize the economic potential of each customer visit, create sustainable growth and deliver shareholder value.

We believe our competitive strengths allow us to invest more effectively. Relative to our peers, we are investing more capital and over the period from 2011 to March 2015 have experienced higher Adjusted EBITDA growth and higher margins on incremental revenue.

We plan to continue investing in our theatres and upgrading the consumer experience to take greater advantage of incremental revenue generating opportunities, primarily through an array of improved and differentiated customer experiences in (1) more comfort & convenience; (2) enhanced food and beverage; (3) greater engagement & loyalty; (4) premium sight & sound and (5) targeted programming.

For the three months ended March 31, 2015, the three months ended March 31, 2014, the twelve months ended March 31, 2015, the year ended December 31, 2014 and the year ended December 31, 2013, we generated revenues of approximately $653.1 million, $622.8 million, $2.7 billion, $2.7 billion and $2.7 billion, respectively, Adjusted EBITDA of $115.7 million, $102.0 million, $477.6 million, $463.9 million and $448.1 million, respectively, and earnings (loss) from continuing operations of $6.1 million, $(4.8) million, $74.7 million, $63.8 million and $363.1 million, respectively.

The following table provides detail with respect to digital delivery, 3D enabled projection, large screen formats, such as IMAX and PLF, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on March 31, 2015.

Format	Theatres	Screens
Digital	347	4,958
3D enabled (including PLF)	346	2,277
IMAX (3D enabled)	149	150
PLF (3D enabled)	20	20
Dine-in theatres	17	285
Premium seating	60	700

The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of March 31, 2015:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	46	673
Illinois	39	469
Texas	22	399
Florida	21	363
New Jersey	22	296
New York	23	254
Indiana	20	251
Georgia	12	179
Michigan	9	178
Arizona	10	171
Colorado	12	166
Washington	11	137
Missouri	10	127
Ohio	8	126
Pennsylvania	10	126
Massachusetts	9	119
Virginia	7	113
Maryland	9	108
Louisiana	7	99
Minnesota	6	96
North Carolina	4	77
Oklahoma	4	70
Wisconsin	4	63
Kansas	2	48
Nebraska	2	38
Connecticut	2	36
Iowa	2	31
District of Columbia	4	31
Nevada	2	24
Kentucky	1	20
Alabama	1	16
Arkansas	1	16
South Carolina	1	14
Utah	1	9
China (Hong Kong)(2)	2	13
United Kingdom	1	16
Total Theatrical Exhibition	347	4,972

(1)         Included in the above table are 7 theatres and 84 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 2 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method.

(2)         In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry’s most important innovations. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and Kerasotes. Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

•                  In March 2005, we formed a joint venture with Regal Entertainment Group (“Regal”) and combined our respective cinema screen advertising businesses into a company called National CineMedia, LLC (“NCM”). In July 2005, Cinemark Holdings, Inc. (“Cinemark”) joined NCM by contributing its cinema screen advertising business and, together with us and Regal, became “Founding Members” of NCM. As of March 31, 2015, we owned 19,663,664 common units in NCM, or a 15.05% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of National CineMedia, Inc. (“NCM, Inc.”), on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $296.9 million based on the closing price per share of NCM, Inc. on March 31, 2015 of $15.10 per share. NCM operates an in-theatre digital network in the United States. NCM’s primary activities that impact our theatres include advertising through its branded “First Look” pre-feature entertainment program, lobby promotions and displays.

We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

•                  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films is a dynamic acquisition-based domestic theatrical distribution company that concentrates on wide-release movies. Their first film, Killer Elite, was released in September 2011. Subsequent releases through December 31, 2014 include The Grey, Silent House, Hit and Run, End of Watch, Silent Hill: Revelation, A Haunted House, Side Effects, the Host, Jobs, Machete Kills, Homefront, Justin Bieber’s Believe, The Nut Job, Sabotage, A Haunted House 2, Chef, the Fluffy Movie, Nightcrawler and Rosewater.

•                  In October 2011, we entered into an agreement with Union Square Events (a division of Union Square Hospitality Group) to develop service concepts, menu offerings, recipes and throughput processes for our Enhanced Food and Beverage strategic initiative. In addition to expanding menu options, this collaborative arrangement conceived our emerging concept, AMC Red Kitchen. AMC Red Kitchen emphasizes freshness, speed and convenience. Customers place their orders at a central station and the order is delivered to our customers at their reserved seats. We believe AMC Red Kitchen will become an important part of our food and beverage offerings.

•                  In December 2013, NCM spun-off its Fathom Events business to a newly formed limited liability company AC JV, LLC (“AC JV”), owned 32% by each of the Founding Members and 4% by NCM. AC JV focuses exclusively on alternative content programming, including live and pre-recorded concerts, sporting events and other non-film entertainment.

•                  We hold a 29% interest in Digital Cinema Implementation Partners, LLC (“DCIP”), a joint venture charged with implementing digital cinema in our theatres, which has allowed us to substantially complete our planned digital deployments. Future digital cinema developments will be managed by DCIP, subject to certain approvals.

•                  We own a 15.45% interest in Digital Cinema Distribution Coalition, LLC (“DCDC”), a joint venture with certain other exhibitors and film distributors. DCDC was formed to develop a satellite distribution network for feature films and other digital cinema content. As of December 31, 2014, 307 of our theatre locations are equipped to receive content via the DCDC network with an additional 32 locations awaiting landlord approvals.

•                  On April 9, 2015, we, along with Dolby Laboratories, Inc., announced Dolby Cinema at AMC Prime, a premium cinema offering for moviegoers that combines spectacular image and sound technologies with design and comfort. Dolby Cinema at AMC Prime will include Dolby Vision™ laser projection and Dolby Atmos© sound, as well as AMC Prime power reclining seats with seat transducers that vibrate with the action on the screen. We currently have fully installed Dolby Cinema at AMC Prime in 3 AMC locations and expect a minimum of 8 screens to be operational by the end of 2015. We intend to expand to operating 50 Dolby Cinema at AMC Prime locations by December 2018 and up to 100 Dolby Cinema at AMC Prime locations by December 2024.

Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through March 31, 2015:

	New Builds		Acquisitions		Closures/Dispositions/ (Additions)		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
Beginning balance							299	4,446
2010	1	6	—	—	11	105	289	4,347
2011	1	14	95	960	33	359	352	4,962
2012	1	12	—	—	15	106	338	4,868
Transition period ended December 31, 2012	—	—	11	166	5	46	344	4,988
2013	1	12	4	37	4	61	345	4,976
2014	3	29	4	36	4	81	348	4,960
December 31, 2014 through March 31, 2015	—	—	1	8	2	(4)	347	4,972
	7	73	115	1,207	74	754

We have created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our Company in the future. For example:

•                  To complement our deployment of digital technology, in 2006 we partnered with RealD to install its 3D enabled systems in our theatres. As of March 31, 2015, we had 2,277 RealD screens, including 20 PLF 3D enabled screens. Additionally, we have 150 IMAX screens that are 3D enabled. During the year ended December 31, 2014, 3D films licensed by us in the United States have generated approximately 38% greater admissions revenue per person than the standard 2D versions of the same film, or approximately $3.39 additional revenue per ticket.

•                  We are the world’s largest IMAX exhibitor with 150 screens (all 3D- enabled) as of March 31, 2015. With a 45% market share in the United States (as of March 31, 2015), our IMAX screen count is nearly twice the screen count of the second largest U.S. IMAX exhibitor.

•                  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of December 31, 2014 we operated at 11 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which for the year ended December 31, 2014, produced approximately 53% greater admissions revenue than standard 2D versions of the same movie, or approximately $4.76 additional revenue per ticket.

•                  In our ongoing effort to provide a premium sight and sound experience, in 2013 we developed AMC Prime—a concept that further enhances the movie- going experience on all sensory levels: state of the art sound design, a crisp, clear picture, and a comfortable power recliner complete with transducers that allow the guest to “feel” the action. This second generation PLF format takes the best of ETX and makes it better. We believe that the sight, sound, and aesthetic upgrades, including the power recliner, command a premium ticket price that during the fourth quarter of 2014, was on average $0.90 higher per ticket than ETX. AMC Prime was introduced in three locations in 2013 with an additional six locations in 2014.

•                  Our tickets are currently on sale over the Internet at the AMC website, Fandango®, Movietickets.com®, and Flixster®. During the year ended December 31, 2014, our Internet ticketing services sold approximately 27 million tickets for us. We believe there is additional upside in our future Internet ticketing service alliances which would provide consumers with mobile ticketing applications and integration with our digital marketing programs.

Our Strategy: The Customer Experience Leader

Through most of its history, movie-going has been defined by product—the movies themselves. Yet, long term significant, sustainable changes in the economics of the business and attendance patterns have been driven by improvements to the movie-going experience, not the temporary ebb and flow of product. The introduction of Multi- and then Megaplexes, with their then- modern amenities and stadium seats, for example, changed the landscape of the industry. During the late 1990’s and early 2000’s, the pace of new Megaplex construction added screen capacity far faster than guest attendance, leading to declining productivity per screen. Over the period from 1995 to 2013, the industry’s screen count has seen a compound annual growth rate of approximately 2.1%, while industry attendance per screen over that same period has seen a compound annual decline of approximately 1.5%.

We believe the industry is in the early stages of once again significantly upgrading the movie-going experience, and this shift towards quality presents opportunities to those who are positioned to capitalize on it. As is our custom, we intend to be a leader in this change, with consumer-focused innovations that improve productivity, maximize revenue-generation per patron visit and, in turn, drive shareholder value.

Our strategic objective is very straightforward: we intend to be the customer experience leader. We aim to maintain and increase our leadership position and competitive advantage through the following five tightly defined strategies:

1) More Comfort & Convenience—We believe that in an era of jam-packed, busy schedules and stressful lives, movie-going more than ever represents an easy, familiar escape. Against that reality, we believe that maximizing comfort and convenience for our customers will be increasingly necessary to maintain and improve our relevance.

Three specific initiatives help us deliver more comfort and convenience to our customers. The most impactful so far, as measured by improved customer satisfaction, economic and financial metrics, is recliner seating. Along with these physical plant enhancements, open-source internet ticketing and reserved seating help us shape and adapt our circuit to meet and exceed our customers’ expectations.

Recliner seating is the key feature of existing theatre and spot acquisition renovations. These exhaustive theatre renovations involve stripping theatres to their basic structure in order to replace finishes throughout, upgrade the sight and sound experience, install modernized points of sale and, most importantly, replace traditional theatre seats with plush, electric recliners that allow customers to deploy a leg rest and fully recline at the push of a button. On average, the renovation process involves losing 61% seating capacity. In the process of installing recliner seating, where two to three rows of seats may have existed in the past, only one will exist now, and as the recliners are typically six to ten inches wider than a conventional seat, more seats are lost. For an industry historically focused on quantity, this reduction in seating capacity could be viewed as counter-intuitive and harmful to revenues. However, the quality improvement in the customer experience is driving a 75% increase in attendance, a 10% increase in average ticket price, and a 97% increase in total revenues in the first year after conversion as compared to the year prior to conversion at the first 32 locations converted prior to April 1, 2014, excluding screens acquired. Our customers have responded favorably to the significant personal space gains from ample row depths, ability to recline or stretch their legs, extra-wide pillowed chaise and oversized armrests. For the three months ended March 31, 2015, recliner reseat admission revenue per screen grew more than 11%, compared to the same period a year ago, outperforming the industry by nearly eight percentage points. In addition to existing theatre and spot acquisition renovations, we are also including recliner seating in many of our new build theatres. Starting with one 12-screen theatre renovated almost 4 years ago, as of March 31, 2015 we now feature recliner seating in 60 theatres, or 700 screens. During the remainder of 2015, we expect to convert an additional 30 to 35 locations. Over the next several years, we anticipate growing the number of screens with recliners from approximately 14% of total screens as of March 31, 2015 to approximately 35% of total screens.

Rebalancing of the new supply-demand relationship created by recliner seating presents us two further opportunities to improve customer convenience and maximize operating results: open-source internet ticketing and reserved seating.

Open-source internet ticketing makes all our seats (over 850,000) in all our theatres and auditoriums for all our showtimes (approximately 21,000 per day), as available as possible, on as many websites as possible. This is a significant departure from the prior ten-year practice, when tickets to any one of our buildings were only available on one website. In the three years since we exercised our right to end exclusive contracts, internet tickets sold as a percentage of total tickets sold has increased significantly from approximately 5.5% to 18.5%. We believe increased online access is important because it captures customers’ purchase intent more immediately and directly than if we had to wait until they showed up at the theatre box office to make a purchase. Once our customers buy a ticket, they are less likely to change their mind. Carefully monitoring internet pre-sales also lets us adjust capacity in real time, moving movies that are poised to perform to larger capacity or more auditoriums, thereby maximizing yield.

Reserved seating, now fully implemented in 120 of our busiest theatres as of March 31, 2015, allows our customers to choose a specific seat in advance of the movie. We believe that knowing there is a specifically chosen seat waiting for a show that promises to be a sellout is comforting to our customers, and removes anxiety around the experience. We believe reserved seating will become increasingly prevalent to the point of being a pre-requisite in the medium-term future.

We believe the comfort and personal space gains from recliner seating, coupled with the immediacy of demand captured from open-source internet ticketing and the anxiety removal of reserved seating make a powerful economic combination for us that none of our peer set is exploiting as aggressively as we are.

2) Enhanced Food and Beverage—Popcorn and soft drinks are as integral a part of the movie-going experience as the movies themselves. Yet as recently as 2011, only approximately 64% of our 190 million annual customers purchased food or a beverage. At AMC, our food and beverage program is designed to address this opportunity. In order to increase the percentage of customers purchasing food or a beverage as well as increase sales per patron, we have developed food and beverage concepts that expand selection and service offerings. These concepts range from the simple and traditional (Food and Beverage Kiosks) to a broader range of post-pay shopping (Marketplace and Marketplace Express) to liquor (MacGuffins) to the vastly innovative and complex (Dine-In Theatres). This array of concepts, progressively more innovative and capital intensive, creates further service and selection across a range of theatre types and attendance levels and allows us to satisfy more customers and more different customer needs and generate additional revenues. In the year ended December 31, 2014, we have seen the number of customers purchasing food or a beverage increase 3.5% to approximately 67.8% of attendance compared to the 52 weeks ended December 29, 2011, representing approximately 6.6 million incremental food and beverage consumers. Likewise, total food and beverage revenue as a percentage of total revenue has grown approximately 2% from approximately 27.6% for the 52 weeks ended December 29, 2011 to approximately 29.6% for the year ended December 31, 2014. With food and beverage revenue for the last twelve months ended March 31, 2015 totaling approximately $816.5 million and food and beverages gross profit of 85.9% for the same time period, the innovative concepts like those about to be described are increasingly important.

•                  The most broadly deployed concept is Food and Beverage Kiosks, which supplements the traditional menu with made-to-order hot foods, espresso drinks, smoothies, better-for-you products and an expanded range of candies and frozen novelty treats. Food and Beverage Kiosks capitalize on food and beverage trends that our customers have adopted in other quick-eat venues. As of March 31, 2015, we have implemented 139 Food and Beverage Kiosks where we enjoy average incremental food and beverage per patron of $0.04, with plans to install 20 to 25 more in 2015.

•                  Designed for higher volume theatres, Marketplace vastly expands menu offerings as well as delivers a more customer engaging, post- pay shopping experience. Today we operate these flexible, highly popular concepts across a wide range of asset types and attendance levels, Marketplaces feature grab-and-go and self-serve food and beverages, including Coke Freestyle®, which puts our customers in charge with over 120 drink flavor options in a compact footprint AMC’s operational excellence and history of innovation allowed us first-mover advantage on this new technology, which as of March 31, 2015 was deployed in 186 of our theatres and we anticipate will be in all of our circuit by the end of 2016. We find that when customers are allowed to browse and choose, overall satisfaction goes up and they spend more. As of March 31, 2015, we operate 20 Marketplaces with plans to install six to eight more in 2015.

•                  MacGuffins Bar & Lounges give us a fresh opportunity to engage our over-21 customers. We believe that few innovations have won over the adult movie goer more decisively than our full service bars featuring premium beers, wines and liquors. Extremely versatile in design with a significant impact on theatre economics, MacGuffins is our fastest growing idea in the enhanced food and beverage space. As of March 31, 2015, we have deployed 96 MacGuffins and we are moving quickly and expect to install an additional 15 to 20 MacGuffins during 2015. Due to our success in operating MacGuffins, we believe we can leverage our substantial experience when it comes to permitting, installing and commissioning these improvements.

•                  At the top of the scale are our Dine-In Theatres. Dine-In Theatres are full restaurant operations, giving our customers the ultimate dinner-and-a-movie experience all at a single seat.

Compressing by almost half what would otherwise be a four or five hour, multi-destination experience, young people and adults alike are afforded a huge convenience, which puts the idea of going to a movie much more in play. As of March 31, 2015, we operated 17 full-service Dine-In Theatres, with 285 screens, in any combination of two formats: Cinema Suites, with a full chef-inspired menu and seat-side service in plush, mechanical recliners and Fork and Screens, with a casual menu in a more family- friendly atmosphere. Today, Dine-In Theatres represent approximately 6% of our total screens but generate approximately 12% of our circuit-wide food and beverage revenues. The quality improvement in the Dine-in Theatres customer experience is driving a 4% increase in attendance, a 174% increase in food and beverage per patron, and a 73% increase in total revenues in the second year after conversion as compared to the year prior to conversion at the first 11 locations open prior to April 1, 2013. We plan to add one Dine-In Theatre location in 2015. Over the next several years, we anticipate growing the number of Dine-In Theatre screens from approximately 6% of total screens as of March 31, 2015 to approximately 9% of total screens.

•                  Building on the success of our full-service Dine-In Theatres, in 2014 we launched our latest innovative concept, AMC Red Kitchen. AMC Red Kitchen emphasizes freshness, speed and convenience. Customers place their orders at a central station and the order is delivered to our customers at their reserved seat. AMC Red Kitchen was developed in conjunction with Union Square Events (a division of Union Square Hospitality Group). Like our other food and beverage concepts, we believe that AMC Red Kitchen will become an important part of our toolkit. We now operate 2 AMC Red Kitchens. We will continue to evaluate and optimize AMC Red Kitchen in 2015 with an eye on how it fits best in our vast food and beverage portfolio.

In this important area of profitability for any exhibition circuit, we believe that our ability to innovate concepts, adapt those concepts to specific buildings and generate incremental revenue differentiates us from our peers and provides us with a competitive advantage. This is in part due to our core geographic markets’ larger, more diverse and more affluent customer base; in part due to our management team’s demonstrated and extensive experience in food, beverage and hospitality; and in part due to our considerable year head start in this difficult to execute space.

During the three months ended March 31, 2015, we grew our food and beverage revenues per patron by 10.6% to a company record of $4.48 and our food and beverage gross profit per patron by 10.0% to $3.84 from the same period in the prior year. More than 50% of the growth in food and beverage revenues per patron, or approximately $0.22, was attributable to the successful deployment of our enhanced food and beverage offerings.

We believe significant financial opportunities exist as we have a substantial pipeline of investments to take advantage of incremental attendance-generating and revenue-generating prospects by deploying building-by-building solutions from a proprietary menu of proven, customer-approved food and beverage concepts.

3) Greater Engagement & Loyalty—We believe that in the theatrical exhibition business, as in all consumer-oriented businesses, engagement and loyalty are the hallmarks of winning organizations.

Our brand is the most recognizable in the business, with over 80% awareness in the United States according to an Ipsos Omnibus survey completed July 2013—far above any competitor. We build on that strength by seeking engagement and loyalty from our customers in four measurable, specific and inter-related ways. At the top of the pyramid is AMC Stubs®, the industry’s most sophisticated loyalty program. At the base of the pyramid are our mobile apps, website (www.amctheatres.com) and social media outreach, which combined seek to drive engagement to levels unprecedented in the movie exhibition industry. We believe there is incremental attendance potential to be gained from avid movie-goers who generate a disproportionate share of industry revenues and who state that the quality of the movie-going experience directly influences their movie-going habits.

•                  AMC Stubs® is the industry’s first program of its kind. Fee-based (consumers pay $12/year to belong), it rewards loyalists with in-theatre value ($10 for every $100 spent) instead of hard to track “points”. The program is fully automated and user-friendly from a customer perspective. As of March 31, 2015 we had 2.4 million member households, which represent approximately 20% of our total weekly box office revenues. Transaction data from this loyal customer base are mined for consumer insights that are used to develop targeted, relevant customer offers, leading to increased attendance and sales. The program increases switching costs (the negative monetary (annual fee) and psychological (lost reward potential) costs associated with choosing a competitive theatre exhibitor), especially for those patrons located near competitors’ theatres. We believe that increased switching costs dissuade customers from choosing a competitor’s theatre and lead to higher loyalty.

•                  Our www.amctheatres.com state-of-the-art website leverages Responsive Web Design technology that optimizes the users’ experience regardless of platform (phone, tablet, laptop, etc.) and for 2014 had over 11.5 million visits per month, with peak months over 13 million. Our website generated over 350 million page visits for the year ended December 31, 2014 and 106 million page visits for the three months ended March 31, 2015. The website generates ticket sales and higher conversion rates by simplifying customers’ purchasing decision and process.

•                  The AMC mobile apps, available for iOS, Android and Windows devices have been downloaded over 4.6 million times since launch, generating almost a half million sessions per week. This convenient way to purchase tickets also features Enhanced Maps, which allows customers to browse for their nearest AMC theatre or favorite AMC theatre amenity, Mobile Gift Cards, which allows for last minute gifting directly from the mobile phone, and My AMC, which allows customers to generate a personalized movie queue of coming releases.

•                  On the social media front, our Facebook ‘Likes’, recently at 4.4 million and growing, are more than all our peer competitors’ counts combined. We are similarly engaged on Twitter (over 275,000 followers), Pinterest (6,800 followers), Instagram (25,100 followers) and YouTube (293,000 subscribers). Our participation in these social networks keeps movie-going top of mind and allows targeted campaigns and offers with clear ‘calls to action’ that generate incremental attendance and incremental revenues per patron.

The competitive advantage in greater customer engagement and loyalty includes the ability to use market intelligence to better anticipate customers’ needs and desires and to capture incremental share of entertainment dollars and time. Observing actual (not self-reported or aspirational) behaviors through AMC Stubs® is an asset leveraged by AMC, its suppliers and partners.

4) Premium Sight & Sound—At its core, our business is a visual and aural medium. The quality of projection and sound is therefore mission critical, and has improved significantly with the advent of digital systems. As of March 31, 2015, our conversion to these digital systems is substantially complete and essentially all screens employ state-of- the-art Sony 4K or similar digital projectors. Importantly, the digital conversions enabled 3D exhibition, and as of March 31, 2015, 2,427 screens (49% of total) are so enabled with at least one 3D enabled screen in 99% of our locations.

In sight and sound, we believe that size is critical in our customers’ decision-making. Consistent with this belief, as of March 31, 2015, we are the world’s largest IMAX exhibitor, with 150 screens, all 3D-enabled, with nearly twice the screen count of our closest competitor and representing a 45% market share in the United States. In addition, our own PLF concept has continued to evolve. We recently announced the launch of Dolby Cinema at AMC Prime with plans to deploy 50 locations by December 2018, including the upgrade of our existing 11 ETX locations and 9 AMC Prime locations.

The premium sight and sound experiences—3D, PLF and IMAX—give our customers more options and earn incremental pricing from our customers. On average, pricing premiums currently amount to $4.55 per patron, driving better economics for us and the Hollywood studios while also delivering our audience a superior experience. For context, box office gross profit per patron on premium formats averages 17% more than gross profit per patron for conventional 2D formats. We anticipate increasing our PLF screen count by 1 new IMAX screen and expect a minimum of 8 Dolby Cinema at AMC Prime screens to be operational by the end of 2015. We intend to operate 50 Dolby Cinema at AMC Prime locations by December 2018 and up to 100 Dolby Cinema at AMC Prime locations by December 2024.

Ongoing technical advances in the areas of projection and sound, specifically in the large format platform, will require some level of capital investment, with laser based projection technology and multi-dimensional audio solutions being tested and deployed where competition and customer relevance are in play.

5) Targeted Programming—The core of our business, historically and now, is Hollywood movies. We play all varieties, from adrenaline-filled action movies to heart-warming family films, laugh out loud comedies and terrifying horror flicks. We play them in 2D, 3D, IMAX, PLF and even closed captioned and sometimes with subtitles. If a movie is commercially available, it is likely to be playing at an AMC theatre today or tonight, because we schedule shows in the morning, afternoon and even at midnight or later, just to make sure it is convenient for our customers.

Increasingly, we are playing movies and other content originating from more sources. We believe that as diversity grows in the United States, the ability to adapt and target programming for a fragmented audience will grow increasingly critical. We believe this is something we already do very well. As measured by an Insight Strategy Group survey conducted November 2011, approximately 51% of our audience was Latino or African American. Latino families are Hollywood’s, and our, best customers. They go to the movies 6.4x per year (56% more than average), and as of December 31, 2014, 64% of Latinos live within 20 miles of an AMC theatre.

For movies targeted at these diverse audiences, we frequently experience attendance levels greater than our average, national market share. For example, AMC recently captured 44% market share of the 2014 Asian Pacific-titled movie Somewhere Only We Know. AMC produced a box office of $4.2 million and an average market share for AMC over 26% during the twelve months ended December 31, 2014 for films made for Hispanic audiences. During the three months ended March 31, 2015, we exhibited 33 Bollywood movies capturing an above average 29% market share and generating $1.2 million in box office revenues. Additionally, during the twelve months ended December 31, 2014, we exhibited 105 Bollywood movies in up to 66 theatres capturing an above average 58% market share and generating $12.8 million in box office revenues.

Through AMC Independent, we have also reached into the independent (or “indie”) production and distribution community. Growing quickly, from its inception five years ago, we played 86 and 462 films (excluding community programming and film festivals) during the three months ended March 31, 2015 and the twelve months ended December 31, 2014, respectively, from this very creative community, generating $9 million and $84 million in U.S. box office revenue, respectively.

Open Road Releasing operator, of Open Road Films, our joint venture with another major exhibitor, is similarly an effort to grow our sources of content and provide access to our screens for content that may not otherwise find its way there.

We believe AMC is a vital exhibitor for Hollywood studios and for independent distributors because we generate more box office revenue per theatre and provide stronger in-theatre and online promotional exposure for movies. Theatres are a content owner’s highest quality revenue stream, because every customer pays every time they watch the content. Among all theatres, AMC’s venues are the most valuable to content owners. Due to the studios’ fixed distribution cost per licensed film, their product is never more productive than at an AMC theatre. When our scale and Wanda’s growth are taken into account, we believe AMC is the most efficient and effective partner a content owner has.

Our Competitive Strengths

We believe we have the following competitive strengths:

Leading Market Share in Important, Affluent & Diverse Markets

Across the country’s three biggest metropolitan markets—New York, Los Angeles and Chicago, representing almost 20% of the country’s total box office—we hold a 36% combined market share. As of March 31, 2015, we had theatres located in 24 of the top 25 U.S. markets, holding the #1 or #2 position in 20 of those markets based on box office revenue. During the twelve months ended March 31, 2015, we operated six of the top ten highest grossing theatres in the United States. We believe our strong presence in these top markets makes our theatres highly visible and therefore strategically more important to content providers, who rely on the large audiences and marketing momentum provided by major markets to drive opinion-making and deliver a movie’s overall box office results.

Our customers are concentrated in major metropolitan markets and are generally more affluent and culturally diverse than those in smaller markets. There are inherent complexities in effectively and efficiently serving them. In some of our more densely populated major metropolitan markets, there is also a scarcity of attractive retail real estate opportunities. Taken together, these factors solidify our market share position. Further, our history and strong presence in these markets have created a greater opportunity to introduce our enhanced customer experience concepts and exhibit a broad array of programming and premium formats, all of which we believe drive higher levels of attendance and higher revenues at our theatres.

Well Located, Highly Productive Theatres

Our theatres are generally located in the top retail centers across the United States. We believe this provides for long-term visibility and higher productivity, and is a key element in the success of our Enhanced Food and Beverage and More Comfort & Convenience initiatives. Our location strategy, combined with our strong major market presence and our focus on a superior customer experience, enable us to deliver industry-leading theatre-level productivity. During the twelve months ended March 31, 2015, six of the ten highest grossing theatres in the United States were AMC theatres. During the same period, our average total revenues per theatre were $7.9 million. This per unit productivity is important not only to content providers, but also to developers and landlords, for whom per location and per square foot sales numbers are critical measures. The net effect is a close relationship with the commercial real estate community, which gives us first-look and preferred tenant status on emerging opportunities.

Selectively Participating in a Consolidating Industry

Throughout the last two decades, AMC has been an active participant in our industry’s consolidation. In that span, we have acquired and successfully integrated Loews, General Cinema, Kerasotes, and select operations of Rave Digital Media and Rave Review Cinemas. We intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio.

Additionally, our focus on improving the customer experience and our strong relationships with landlords and developers have provided opportunities to expand our footprint in existing markets by acquiring competitors’ existing theatres at the end of their lease term at little or no cost. We believe that our More Comfort & Convenience and Enhanced Food and Beverage concepts have high appeal to landlords wanting to increase traffic and sales in their retail centers. These “spot acquisitions” have given us the ability to bolster our presence in existing markets at relatively low cost and more quickly (weeks, months) as compared to new builds (months, years).

Substantial Operating Cash Flow

For the three months ended March 31, 2015, the year ended December 31, 2014, the year ended December 31, 2013, the Successor period from August 31, 2012 to December 31, 2012, and the Predecessor period from March 30, 2012 through August 30, 2012, our net cash provided by operating activities totaled $21.6 million, $297.3 million, $357.3 million, $73.9 million and $79.5 million, respectively. We believe that our strategic initiatives, highly productive theatre circuit and continued focus on cost control will enable us to generate sufficient cash flow provided by operating activities to execute our strategy, to grow our revenues, maintain our facilities, service our indebtedness and pay dividends to our stockholders.

Experienced and Dynamic Team

Our senior management team, led by Gerardo (Gerry) Lopez, President and Chief Executive Officer, has the expertise that will be required to transform movie- going from a commodity to a differentiated entertainment experience. A dynamic and balanced team of executives combines long-tenured leaders in operations, real estate and finance who contributed to building AMC’s hard earned reputation for operations excellence with creative entertainment and restaurant industry executives in marketing, programming and food and beverage who bring to AMC business acumen and experience that support innovation in theatrical exhibition.

In connection with our IPO, we implemented a significant equity based compensation plan that intends to align management’s interests with those of our shareholders and will provide additional retention incentives.

In July 2013, we relocated our Theatre Support Center to a new, state- of-the-art facility in Leawood, Kansas. With a technology platform that provides for real-time monitoring of AMC screens across the country and a workplace conducive to collaboration and teamwork, our management team has the organization well aligned with its strategy.

Furthermore, we believe that our people, the nearly 19,800 AMC associates, as of March 31, 2015, constitute an essential strength of our Company. They strive to make movie-going experiences at AMC always a treat. Our auditoriums offer clear and bright projection, our food is hot and our drinks are cold. Our doors, lobbies, hallways and bathrooms are clean and we select and train our people to make smiles happen. We create events and want our customers to always feel special at an AMC theatre. This is an experience delivered almost 190 million times a year.

Over the past four years together, this group has enhanced quality and increased variety at our food and beverage stands, introduced in-theatre dining options in many markets, launched our industry-leading loyalty program, AMC Stubs, and achieved our Company’s highest ever ratings for top-box overall customer satisfaction. We feel like this is only the beginning.

Key Strategic Shareholder

In August 2012, Parent was acquired by Wanda, one of the largest, privately- held conglomerates in China and post IPO remains our single largest shareholder with a 77.85% ownership stake. In addition to its core business as a prominent developer and owner of commercial real estate, Wanda also owns related businesses in entertainment, hospitality and retail. Wanda is the largest theatre exhibition operator in China through its controlling ownership interest in Wanda Cinema Line. The combined ownership and scale of AMC and Wanda Cinema Line, has enabled us to enhance relationships and obtain better terms from important food and beverage, lighting and theatre supply vendors, and to expand our strategic partnership with IMAX. When our scale and Wanda’s growth are taken into account, we believe AMC is the most efficient and effective partner a content owner has. Wanda is controlled by its chairman, Mr. Jianlin Wang.

Film Licensing

We predominantly license “first-run” motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

During the period from 1990 to 2014, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 707 in 2014, according to the Motion Picture Association of America 2014 Theatrical Market Statistics and prior reports.

North American film distributors typically establish geographic film licensing zones and license on a film-by-film basis to one theatre in each zone. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. In competitive zones, where we compete with one or more exhibitors to secure film, distributors generally allocate their films to the exhibitors located in that area based on screen capacity, grossing potential and licensing terms. As of December 31, 2014, approximately 93% of our screens in the United States were located in film licensing zones where we are the sole exhibitor and we generally have access to all widely distributed films.

Our licenses typically state that rental fees are based on aggregate terms established prior to the opening of the picture. In certain circumstances and less frequently, our rental fees are based on a mutually agreed settlement upon the conclusion of the picture. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Twentieth Century Fox, Buena Vista Pictures (Disney), Warner Bros. Distribution, Sony Pictures Releasing, Universal Pictures, Paramount Pictures, and Lionsgate. Films licensed from these distributors accounted for approximately 89% of our admissions revenues for the year ended December 31, 2014. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor’s motion pictures in any given year. In 2014, our largest single distributor accounted for 17.2% of our box office admissions.

Food and Beverage

Food and beverage sales are our second largest source of revenue after box office admissions. Food and beverage items include popcorn, soft drinks, candy, hot dogs, premium food and beverage items, specialty drinks (including premium beers, wine and mixed drinks), healthy choice items and made to order hot foods including menu choices such as curly fries, chicken tenders and mozzarella sticks. Different varieties of food and beverage items are offered at our theatres based on preferences in that particular geographic region. As of March 31, 2015, we have successfully implemented dine-in theatre concepts, including AMC Red Kitchen, at 17 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area.

Our strategy emphasizes prominent and appealing food and beverage counters designed for rapid service and efficiency, including a customer friendly grab and go experience. We design our theatres to have more food and beverage capacity to make it easier to serve larger numbers of customers. Strategic placement of large food and beverage stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the food and beverage stands.

We negotiate prices for our food and beverage products and supplies directly with food and beverage vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of March 31, 2015:

Property Holding Classification	Theatres	Screens
Owned	17	162
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	317	4,653
Total	340	4,888

Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre’s revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

We lease our corporate headquarters in Leawood, Kansas.

Currently, the majority of the food and beverage, seating and other equipment required for each of our theatres are owned. The majority of our digital projection equipment is leased from DCIP.

Employees

As of March 31, 2015, we employed approximately 900 full-time and 18,900 part-time employees. Approximately 48% of our U.S. theatre associates were paid the minimum wage.

Fewer than 2% of our U.S. employees are represented by unions. We believe that our relationships with these unions are satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

Movie going is embedded in the American social fabric. For over 100 years people young and old, of all races and socio-economic levels, have enjoyed the entertainment that motion pictures offer.

In the United States, the movie exhibition business is large, stable and mature. While in any given calendar quarter the quantity and quality of movies can drive volatile results, box office revenues have increased from 2011 to 2013. Calendar year 2013 was the industry’s best ever, in terms of revenues, with box office revenues of $10.9 billion. Calendar 2014 box office revenues declined 5.2% from 2013 to $10.4 billion with over 1.2 billion admissions in the United States and Canada. Industry box office revenues for the three months ended March 31, 2015 and year-to-date through May 28, 2015 increased approximately 3.2% and 3.6%, respectively, compared to the same periods in the prior year.

The movie exhibition business has survived the booms and busts of economic cycles and has adapted to myriad changes in technology and customer behavior. There is great value for the entertainment dollar in movie going, and no replacement has been invented for the escape and fun that a night at the movies represents.

We believe the exhibition business is in the early stages of a transition. After decades of economic models driven by quantity (number of theatres, screens and seats), we believe it is the quality of the movie going experience that will define future success. Whether through enhanced food and beverage options (Food and Beverage Kiosks, Marketplaces, Coke Freestyle, MacGuffins or Dine-in Theatres), more comfort and convenience (recliner seating, open-source internet ticketing, reserved seating), engagement and loyalty (AMC Stubs, open-source internet ticketing, mobile apps, social media) or sight and sound (digital projectors, 3D, our PLF format or IMAX), it is the ease of use and the amenities that these innovations bring to customers that we believe will drive sustained profitability in the years ahead. As this transition accelerates, we believe movie exhibition’s attraction as an investment will grow.

The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners (“NATO”) and Rentrak.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens
2014	$10,353	1,267	$8.17	5,362	39,300
2013	10,921	1,343	8.13	5,359	39,424
2012	10,837	1,361	7.96	5,317	39,056
2011	10,174	1,283	7.93	5,331	38,974
2010	10,566	1,339	7.89	5,399	38,902
2009	10,596	1,413	7.50	5,561	38,605
2008	9,631	1,341	7.18	5,403	38,201
2007	9,664	1,405	6.88	5,545	38,159
2006	9,210	1,406	6.55	5,543	37,765

According to the most recently available information from NATO, there are approximately 1,400 companies competing in the United States/Canada theatrical exhibition industry, approximately 676 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors, in terms of box office revenue (Regal Entertainment Group, AMC Entertainment Inc., Cinemark Holdings, Inc. and Carmike Cinemas, Inc.) generated approximately 61% of the box office revenues in 2014. This statistic is up from 35% in 2000 and is evidence that the theatrical exhibition business in the United States has been consolidating.

Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, it is easier to open a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay-per-view and home video systems, as well as from all other forms of entertainment.

Movie-going is a compelling consumer out-of-home entertainment experience. Movie theatres currently garner a relatively small share of overall consumer entertainment time and spend, leaving significant room for further expansion and growth in the United States. In addition, our industry benefits from available capacity to satisfy additional consumer demand without capital investment.

As major studio releases have declined in recent years, we believe companies like Open Road Films could fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors by providing a broader availability of movies to consumers. Theatrical exhibitors are uniquely positioned to not only support, but also benefit from new distribution companies and content providers.

Regulatory Environment

The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees, resulting from one of those cases to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Significant Acquisitions and Dispositions

In December 2012, we completed the acquisition of 4 theatres and 61 screens from Rave Review Cinemas, LLC and 6 theatres and 95 screens from Rave Digital Media, LLC. On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes. Additionally, during the fourth quarter of our fiscal year ended March 31, 2011, management decided to permanently close 73 underperforming screens and auditoriums. For more information on both of these acquisitions and the screen closures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Events.”

We have divested of the majority of our investments in international theatres in Canada, UK, Japan, Hong Kong, Spain, Portugal, France, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

Seasonality

Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

In the normal course of business, we are a party to various ordinary course claims from vendors (including food and beverage suppliers and film distributors), landlords, competitors, and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes can occur. An unfavorable outcome might include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

On May 28, 2015, we received a Civil Investigative Demand (“CID”) from the Antitrust Division of the United States Department of Justice in connection with an investigation under Sections 1 and 2 of the Sherman Antitrust Act. On May 29, 2015, we also received a CID from the Antitrust Section of the Office of Attorney General of the State of Ohio regarding a similar inquiry under Ohio’s antitrust laws. The CIDs request the production of documents and answers to interrogatories concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures. We do not believe we have violated federal or state antitrust laws and are cooperating with the relevant governmental authorities. However, we cannot predict the ultimate scope, duration or outcome of these investigations.